EXHIBIT 5.1

BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. — SUITE 5200
ATLANTA, GEORGIA 30308-2216
www.troutmansanders.com
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3900

September 7, 2004

Matria Healthcare, Inc.
1850 Parkway Place
Marietta, GA 30067

Re: Registration Statement on Form S-3 (Registration Statement 333-116200 relating to $86,250,000 aggregate principal amount of 4.875% Convertible Senior Subordinated Notes due 2024

Ladies and Gentlemen:

     We have acted as counsel to Matria Healthcare, Inc., a Delaware corporation, (the “Company”) in connection with the preparation of the above-referenced registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2004 under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 1 to the Registration Statement filed with the Commission on September 7, 2004. The prospectus contained in the Registration Statement (the “Prospectus”) relates to the resale by certain selling securityholders of up to $86,250,000 aggregate principal amount of the Company’s 4.875% Convertible Senior Subordinated Notes due 2024 (the “Notes”), 2,925,195 shares of the common stock of the Company, par value $0.01 (the “Common Stock”) issuable upon conversion of the Notes (the “Conversion Shares”) and up to 450,397 shares of Common Stock the Company may issue as a “make-whole” interest payment upon redemption of the notes under certain circumstances (the “Make-Whole Shares”). The Notes were issued under the indenture dated as of May 5, 2004 between the Company and Wells Fargo Bank, N.A., as Trustee (the “Indenture”). The Notes are guaranteed by our wholly-owned subsidiaries Quality Oncology, Inc. and Facet Technologies, LLC.

     This opinion is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the “Interpretive Standards”) which Interpretive Standards (whether or not expressly set forth herein) are incorporated in this opinion by this reference.

     In connection with this opinion, we have examined the Registration Statement and the Amendment, including the related Prospectus, and the Indenture, including the form of Note attached thereto. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied, without independent investigation, upon statements and representations of officers and representatives of the Company and the Trustee and of public officials.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization of all documents and agreements by all parties thereto other than the Company, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. Further, we have assumed that the Indenture is the valid and legally binding obligation of the Trustee and that the Notes have been duly authenticated by the Trustee.

     Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions stated herein, we are of the opinion that:

     1. If, notwithstanding the choice of New York law provision contained in the Notes and the Subsidiary Guarantees related thereto, and in Section 13.09 of the Indenture (as to which we express no opinion regarding its enforceability), the Notes, the Subsidiary Guarantees and the Indenture were to be construed under the laws of the State of Georgia (other than the choice of law provisions thereof), the Notes and the Subsidiary Guarantees related thereto would constitute valid and legally binding obligations of the Company and each of the Subsidiary Guarantees, respectively, enforceable against the Company and each of the Subsidiary Guarantees, respectively, in accordance with their terms.

     2. The Conversion Shares into which the Notes are initially convertible have been duly authorized and reserved for issuance upon conversion of the Notes and, when issued in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

     3. The Make-Whole Shares have been duly authorized and reserved for issuance and if issued in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

     Our opinion set forth above in subparagraph 1 is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) any implied covenant of good faith and fair dealing.

     The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of Georgia and the General Corporation Law of the State of Delaware; however, we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation,

Georgia), municipal law or the laws of any local agencies within any state (including, without limitation, Georgia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, TROUTMAN SANDERS LLP /s/ Troutman Sanders LLP